EXCLUSIVE LICENSE AGREEMENT

Between

RONALD KNIGHT

and

AVALON OIL & GAS, INC.

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) entered into effective December 1, 2014 (the “Effective Date”) between Ronald Knight, an individual, with his principal office at 2300 South Dock Street, Unit 102, Palmetto, Florida, 34221 (hereinafter referred to as “Knight") and Avalon Oil & Gas, Inc., a Nevada Corporation, with its principal office at Suite. 7000, 310 Fourth Avenue South, Minneapolis, Minnesota 55415 (hereinafter referred to as “LICENSEE”).

Effective as of the date set out above, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, Knight and LICENSEE agree:

BACKGROUND

Knight owns certain anti-corrosion trade secrets and anti-corrosion technology, LICENSEE desires to obtain rights to use the Licensed Technology for commercial purposes and Knight desires to grant certain rights and licenses in and to the Licensed Technology to Licensee, all in accordance with the terms and conditions of this Agreement, W.

ARTICLE I. DEFINITIONS

When used in this Agreement, the capitalized terms sisted below shalshave the followingmeaning: “Affiliate” means a person or entity that directly or indirectly through one or more intermediary’s controls, is controlled by, or is under common control, with the person or entity specified. For purposes of this definition, “control” and cognates thereof mean, with respect to an entity, the director indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or (b) at least fifty percent (50%) of equity or voting interests of the entity, or (c) the ability to otherwise direct the management and operations of the entity.

“Agreement” or “License Agreement” means this Agreement, including all Exhibits attached to this Agreement.

“Effective Date" means the date set out on the pig paragraph of this Agreement.

“Field of Use” means as they may relate to corrosion prevention and maintenance of simp pumps at gasoline and diesel dispensing locations, including, but not himited to gas stations, convenience stores, trucking companies, bus companies, and any other locations where gasoline and/or diesel is dispensed.

“Grant” means the granting of an Exclusive License for the Field of Use in the Territory.

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“Gross Receipts” means the gross payments and other consideration accrued or received by LICENSEE for: (i) the sale or other disposition of Licensed Products; or (ii) the performance of Licensed Services. The expression “other disposition" or “otherwise disposed of" with respect to Licensed Products means: (a) Licensed Products not sold but delivered by LICENSEE to others (including deliveries for export) regardless of the basis for compensation, if any; (b) Licensed Products put into use by LICENSEE for any purpose other than routine testing of such products; and (c) Licensed Products not sold as such but sold by LICENSEE as components or constituents of other products. Where Licensed Products are not sold, but are otherwise disposed of Gross Receipts from such products for the purpose of computing royalties will be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by LICENSEE. Where such products are not currently being offered for sale by LICENSEE, Gross Receipts from such products for the purpose of computing royalties will be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by other manufacturers.

“Indemnitee's" means Knight, and employees, officers and directors of any affiliate entity controlled by Knight, and the Inventors, and their respective heirs, executors, administrators, and legal representatives.

“Licensed Products” means products, process for application of products, the development, manufacture, use, or sale of which would, but for the license granted to LICENSEE under this Agreement, infringing on the use of Licensed Technology.

“Licensed Services” means services that make use of the Licensed Patents or the Licensed Technology in a manner which would, but for the license granted to LICENSEE under this Agreement, infringe a Valid Claim or which involves the use of Licensed Technology, or that utilize or consume Licensed Products.

“Licensed Technology” means all technical information, including Trade Secrets, knownto Knight or more Inventors that is, as of the date of this Agreement, legally vested in Knight, and within the scope of the disclosure of Licensed Technology set forth in attached Exhibit A.

“Licensed Territory” means the World.

“Trade Secrets” means all intellectual property related to production of products and the process of application of the products for underground fuel storage tank sump pumps to mitigate the corrosion.

ARTICLE II. GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Knight grants to LICENSEE, to the extent of the Field of Use and Licensed Territory, a license under the Licensed Technology, to: (i) make from concentrate, use, sell, offer for sale, and import Licensed Products and Process and to provide Licensed Services. The license granted to LICENSEE under this

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Products and Process and to provide Licensed Services. The license granted to LICENSEE under this Section 2.1 is exclusive with respect to the Licensed Technology (subject to the reservations set out in Section 24, below).

2.2 Except as expressly granted by Knight to LICENSEE herein, all rights and entitlements, whether now existing or that may hereafter come into existence, are reserved to Knight.

2.3 This Agreement shall be construed to construed rights upon LICENSEE by implication or estoppel.

2.4 LICENSEE acknowledges and consents that, notwithstanding any provision of this Agreement, Knight retains the ownership of the technology, products, and the process being licensed by the LICENSEE. Knight further agrees he will not sell or compete with the products and/or process in the field of use which is the subject of this license nor release the trade secrets.

ARTICLE II. DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. Throughout the term of this Agreement, LICENSEE shall use commercially reasonable efforts to bring Licensed Products and Licensed Services, in the Field of Use, to market. In no instance shall LICENSEE'S commercially reasonable best efforts be less than efforts customary in LICENSEE'S industry,

3.2 Lack of Diligence. The LICENSEE shall have twenty-four (24) months to demonstrate to Knight that the Licensed Technology is being reasonably commercialized and as a milestone Knight shall receive a minimum of Sixty Thousand Dollars ($60,000) per year of royalty fees commencing in the twenty-fifth (25*) month of this agreement.

3.3 Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Section 3.1. Upon inquiry from Knight regarding said capability, LICENSEE shall provide Knight with information regarding LICENSEE's financial capabilities and shall permit Knight to inspect LICENSEE's financial records, only limited by regulatory rules and regulations.

ARTICLE IV. CONSIDERATION FOR LICENSE AND ROYALTIES

4.1 License Fee. In addition to all other amounts due to Knight under this Article IV, LI, in consideration of entering into this Agreement, Knight shall receive Three Hundred Thousand (300,000) of unregistered common shares of LICENSEE as an initial license % fee. In addition, the LICENSEE shall pay to Knight three percent (3%) of the Gross Receipts received by the LICENSEE.

4.2 Consulting Ees Knight agrees to provide fifty (50) hours of consulting concerning the products and process in the first ninety (90) days from the implementation of this license, Knight will be paid at the fate of $200 per hour for any subsequent consulting provided by Knight.

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4.3 Concentrate. In return for Knight supplying the concentrate as required under this LICENSEE shall pay to Knight mutually agreed upon amount for said product.

ARTICLE V. REPORTS AND PAYMENTS

5.1 Not later than the last day of each January, April, July, and October during the term of this Agreement, LICENSEE shall deliver to Knight a written report stating for the quarterly period ended the last days of the preceding December, March, June, and September, respectively:

(a) for Licensed Products, the number of units sold;

(b) for Licensed Services, a description of the Services provided;

(c) such other detail as Knight may reasonably require from time to time, including any results related to the use of the Licensed Technology.

ARTICLE VI. RECORDS

6.1 Records of Operations and Audit, LICENSEE and its Commercial Sublicensees shall keep full and accurate records containing particulars that may be necessary for the purpose of verifying the quality of the Licensed Technology including longevity of success in its use.

ARTICLE VII. MAINTENANCE/LICENSEE DISPUTES

7.1 Maintenance of Licensed Technology, The maintenance of the Licensed Trade Secrets shall be the primary responsibility of and controlled by Knight, Knight shall keep LICENSEE reasonably informed as to material developments with respect to the Licensed Trade Secrets, Knight hereby agrees to place the Licensed Technology and Trade Secrets in escrow with a third party mutually acceptable to the parties of this agreement. The Licensed Technology and Trade Secrets placed in escrow shall provide the details to make the products subject of this license and also the process for producing and applying the technology subject to this license. The escrow shall be released to the LICENSEE (1) upon the consent of Knight, or (2) upon the death or disability of Knight, or (3) upon a material breach of this Agreement preventing him to produce the necessary products subject to this license.

7.2 Licensee Technology Dispute. With respect to any assertion or claim by LICENSEE of the invalidity, unenforceability, or non-infringement of a Licensed Technology (a Licensee Dispute):

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(a) LICENSEE will bring to Knight's attention should it be determined that another entity or individual has obtained the trade secret of the Licensed Technology, LICENSEE will disclose such prior art or other information to Knight at the time it learns thereof, and not less than ninety (90) days prior to bringing any action, arbitration, or proceeding against Knight arising out of a Licensee dispute,

ARTICLE VIII. INFRINGEMENT

8.1 Each party shall promptly give written notice to the other party of: (i) any suspected infringement of a Licensed Technology; (ii) the threat of or filing of any declaratory judgment action by a third party alleging the invalidity, unenforceability, or non-infringement of the Licensed Technology.

8.2 LICENSEE shall have the first right (but not the obligation) to notify an entity or individual of using the Trade Secrets and initiate legal proceedings to abate the infringement of a Licensed Technology within LICENSEE'S Field of Use, Knight agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if requested to do so by LICENSEE, with all costs, attorneys' fees, and expenses of Knight to be paid by LICENSEE. Should LICENSEE elect not to institute such an action to enforce the Licensed Technology against infringement within LICENSEE's Field of Use within ninety (90) days after receipt of written notice from Knight of Knight's intention to bring suit for such infringement, Knight shall have the right (but not the obligation) at its own expense to take those steps on behalf of itself and LICENSEE, provided that LICENSEE shall have the right to participate at its own expense in any action brought by Knight.

8.3 If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Technology received by LICENSEE shall first be applied to reimburse LICENSEE's unreimbursed expenses of such proceedings and then Knight's unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys’ fees and court costs. If Knight leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Technology shall be first applied to reimburse Knight's unreimbursed expenses of such proceedings, and then LICENSEE’s unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys’ fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Technology shall be divided between the LICENSEE and Knight as mutually agreed.

ARTICLE IX. CONFIDENTIALITY

9.1 Except as provided herein, Knight shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by or on behalf of LICENSEE or an Affiliate in writing and marked “Confidential” or that is disclosed by or on behalf of LICENSEE or an Affiliate orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to

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the receiving party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (iv) independently developed by the receiving party without reliance on the Confidential Information of the disclosing party,

9.2 Neither party shall, without the express written consent of the other, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information or as required by securities or other applicable laws or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.

ARTICLE X. LIMITED WARRANTY MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1 Each Party warrants to the other that it has the right and power to enter into this Agreement. Knight represents, in good faith and to the best of its knowledge, that: (i) there are not, as of the date of the Effective Date, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with Knight's performance of the license granted by Knight to LICENSEE under this Agreement. Knight does not warrant the content contained in the Licensed Licensed Technology or that it will be error free or that any defects will be corrected. Knight makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Technology or that such Licensed Technology may be exploited by LICENSEE without infringing any rights of any other party. Knight makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Licensed Technology. Knight does not warrant that the Licensed Licensed Technology will meet LICENSEE's or any of LICENSEE's customer's specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Licensed Technology.

10.2 ACCORDINGLY, THE LICENSED TECHNOLOGY IS PROVIDED “AS IS.” KNIGHT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY.

ARTICLE XI. DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 LICENSEE shall defend, indemnify and hold the Indemnitees harmless from any and all claims, demands, actions and causes of action against the Indemnitees, and each of them,

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whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Technology or Licensed Products by or through the LICENSEE or its Affiliates or Commercial Sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of an Indemnitee, or from acts or omissions of such persons for which an Indemnitee would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

11.2 Without limiting LICENSEE's indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or provision of Licensed Services, or, if applicable, on the date of initiation of any human trials, whichever occurs sooner, LICENSEE shall acquire aliability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover each Indemnited as a named insured (with fight to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE’s exercise of its license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE’s indemnity obligations under this Agreement, said coverage to be in an amount no less than One Million Dollars ($1,000,000) per occurrence for bodily injury and Two Million Dollars ($2,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

Knightshall promptly notify LICENSEE of each claim, demand, action and cause of action for which Knight or any Indemnitee intends to claim indemnification under Section 11.1 and provide, to the extent that such an evaluation is reasonably possible by Knight, LICENSEE with Knight's good-faith evaluation of the claim, demand, action or cause of action.

11.3 Limitation of Liability, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROMANY CLAIMRELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE XII. TERM AND TERMINATION

12.1 Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force for twenty (20) years from the date of the first sale of a Licensed Product or provision of a Licensed Service by LICENSEE. The LICENSEE shall have the right to extend this license agreement for another twenty (20 years as long as the LICENSEE is in compliance with this license agreement.

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12.2 Termination by LICENSEE, LICENSEE shall have the right to terminate this Agreement at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this Agreement under this provision, Knight will not be under any obligation to return any portion of the consideration paid by LICENSEE to Knight. Specifically, if the LICENSEE terminates this Agreement and has procession of the Trade Secrets, the LICENSEE cannot continue to use the Trade Secrets without continuing to make the license fees as required in this Agreement.

12.3 Termination by Knight. In the event of material breach of this Agreement by LICENSEE, Knight may at any time provide written notice to LICENSEE of such material breach. If LICENSEE fails to cure the identified material breach within thirty (30) days after the date of the notice, Knight may by written notice given to LICENSEE terminate this Agreement, A “material breach” of this Agreement for purposes of this Section 12.3 would include, the failure to make the reports required under Article V of this Agreement on time or the failure to make the payments or deliveries required under Article IV of this Agreement on time,

12.4 LICENSEE's Financial Condition. LICENSEE shall immediately notify Knight in writing of its intent to: (a) liquidate and/or cease to carry on its business, (b) become “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seek, consent to or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws within thirty (30) days of such action. Upon receipt of such notice, Knight may, at its sole option, terminate this Agreement without prejudice to any other remedy to which Knight may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE, Failure by LICENSEE to provide such notice of intent will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of such voluntary or involuntary petition in bankruptcy,

12.5 Effect of Termination on Commercial Sublicenses. Upon termination of the Agreement, any Commercial Sublicenses granted hereunder shall survive, provided that; at the time of such termination, the Commercial Sublicensee of the Commercial Sublicense is not in material default under the Commercial Sublicense; under such Commercial Sublicense the duties and obligations of Knight to the Commercial Sublicensee under the Commercial Sublicense are not greater than the duties and obligations of Knight under this Agreement; and, upon request by Knight, such Commercial Sublicensee promptly agrees in writing to render to Knight any performance, including the payment of money due from the Commercial Sublicensee under this Agreement, after the termination and to be bound by the applicable terms of this Agreement,

12.6 Effect of Termination on LICENSEE. If this Agreement is terminated for any reason whatsoever, LICENSEE shall return, or at Knight's direction destroy, all plans, drawings, papers, notes, writings and other documents, Samples, organisms, biological materials and models pertaining to the Licensed Licensed Technology, retaining no copies, and shall refrain from using or publishing any portion thereof. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or selling Licensed

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14.2 Arbitration. Any controversy or claim arising under or related to this Agreement shall be settled by arbitration in Tampa, Florida before a single arbitrator in accordance with the Rules of the American Arbitration Association, Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. LICENSEE shall not take any action that would cause Knight or LICENSEE to violate any laws and regulations.

14.4 Independent Contractor. LICENSEE's relationship to Knight shall be that of a licensee only, LICENSEE shall not be the agent of Knight and shall have no authority to act for or on behalf of Knight in any matter, Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of Knight.

14.5 INTENTIONALLY OMITTED

14.6 Use of Names. LICENSEE shall obtain the prior written approval of Knight or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and Knight shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor Knight shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law.

Knight acknowledges this Agreement will be filed by LICENSEE in a Form 8-K with the Securities and Exchange Commission by an affiliate of the LICENSEE since this Agreement is an integral component of the filing by an affiliate of the LICENSEE,

14.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Florida, U.S.A.

14.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Florida and the United States of America.

14.9 Entire Agreement. This Agreement constitutes the entire agreement between Knight and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto,

14.10 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of

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Products and cease providing Licensed Services; provided, however, that LICENSEE may continue to sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products that are fully manufactured and in LICENSEE's normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to Knight have been satisfied, and (b) royalties on such sales are paid to Knight in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

12.7 Survival of Provision on Termination. The word “termination” and cognate words such as “term” and “terminate” as used in this Article and elsewhere in this Agreement are to be read as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree reasonably necessary to permit their fulfillment or discharge.

(a) LICENSEE’s obligation to provide financial reports pursuant to Article V, to pay any amounts due hereunder through the date of termination pursuant to Article IV, LICENSEE’s obligation to reimburse Knight for legal expenses incurred prior to the date of termination, and LICENSEE'S other obligations under Article V of this Agreement;

(b) Any cause of action or claim of Knight accrued, or to accrue, because of any breach or default by LICENSEE, and

(c) The provisions of Articles IX, X, XI, XII, XIV and XV of this Agreement.

ARTICLE XIII. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of Knight and LICENSEE, provided, however, that any assignment of this Agreement by LICENSEE to a third party may be made only upon prior written consent of Knight, which consent may be withheld or conditioned by Knight as necessary to prevent prejudice to the Licensed Technology and to preserve the value of the consideration promised by LICENSEE to Knight under this Agreement, LICENSEE specifically is permitted to assign to any entity in which it has an affiliation.

ARTICLE XIV. MISCELLANEOUS

14.1 Export Controls. LICENSEE acknowledges that Knight is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that Knight's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. Knight neither represents that an export license shall not be required nor that, if required, such export license shall issue,

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the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision that will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.11 Force Majeure. Any delays in, or failure of performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required. Any nonperformance or delay of LICENSEE subject to this Section 14.11 that is in excess of one hundred eighty (180) days will constitute a material breach of this Agreement under

Section 12.3.

ARTICLE XV. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Knight:	Ronald Knight
2300 South Dock Street, Unit 102
Palmetto, Florida 34221
Telephone: 813-831-4006
Facsimile: 813-831-1238

If to LICENSEE:	Kent Rodriguez
President
Avalon Oil & Gas, Inc.
310 Fourth Avenue South, Suite 7000
Minneapolis, Minnesota 55415
Telephone: 612-315-5068
Facsimile: 952-746-5216

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

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IN WITNESS WHEREOF, KNIGHT and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

Date:	12/16/2014	Date:	11/28/2014

RONALD KNIGHT		LICENSEE

By:	/s/ Ronald Knight	By:	/s/ Kent Rodriguez

Printed Name: Ronald Knight		Printed Name: Kent Rodriguez, President

ACKNOWLEDGEMENT

The undersigned, Ronald Knight, who is the Inventor and Licensor under this agreement, hereby acknowledges the terms and conditions as set forth in this Agreement, and further agrees to comply with these terms and conditions as set forth herein. In addition, the undersigned, as sole shareholder, officer, and director of other business units hereby agrees to hold the Licensee harmless for any claims that may be made by any of these business units.

Date:	12/16/2016	/s/ Ronald Knight
Ronald Knight

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